Exhibit 10.1

EMPLOYMENT AGREEMENT

The parties to this Employment Agreement (the “Agreement”) are Warwick Valley Telephone Company, a New York corporation having its principal offices at 47 Main Street, Warwick, New York 10990 (the “Company”), and David J. Cuthbert, an individual residing at [                    ] (the “Executive”).

RECITALS

A.                                    The Company is engaged in the business of providing cloud-based Unified Communications and Collaboration (“UC”) solutions for businesses (the “Business” of the Company).

B.                                    The Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment with Company upon the terms and conditions set forth below.

In consideration of these recitals and the mutual covenants and agreements contained in this Agreement, the Company and the Executive agree as follows:

1.                                      Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby accepts employment as the President and Chief Executive Officer (“CEO”).

2.                                      Effective Date.  This Agreement shall be effective, and the Employment Period shall commence, upon March 5, 2013 (the “Effective Date”).

3.                                      Term of Employment.

(a)         The period of the Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until March 5, 2016 (the “Initial Term”), and shall be renewed automatically for successive one-year periods thereafter (each, a “Renewal Period”), unless the Executive or the Company gives written notice of nonrenewal to the other at least sixty (60) days before the expiration of the Initial Term or any subsequent Renewal Period.

(b)         Notwithstanding the foregoing, the Executive’s employment may be terminated by the Company or by the Executive at any time for any reason.

(c)          As used in this Agreement, the term “Employment Term” refers to the Executive’s period of employment from the Effective Date until the date his employment terminates.

4.                                      Duties.  While employed by the Company, the Executive shall serve as the President and CEO of the Company, and will have such responsibilities, duties, and authorities, and render such services to the Company, consistent with such position, as the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”) through its properly delegated authority, may from time to time direct.  The Executive acknowledges that his duties and responsibilities will require his full-time business efforts, time, and attention, and the Executive agrees that during the term of this Agreement, he will not engage in any other business activity or have any business pursuits or interests except activities or interests which Board has determined, in its reasonable judgment, after notice by the Executive, do not conflict with the business of the Company or interfere with the performance of the Executive’s duties hereunder.  The Executive acknowledges that he must receive approval from the Board before serving on any public, private for profit or other Board.  The Executive agrees to perform his duties and discharge his responsibilities in a diligent, efficient and faithful manner and to the best of his ability, and to use his best efforts to promote the interests of the Company.  The Executive shall abide by the various policies, procedures, rules, and practices established by the Company provided that such policies are first provided to Executive in writing as such policies currently exist or in the future may be adopted, modified, or terminated by the Company in its sole discretion.  The Board reserves the right from time to time to assign additional duties and responsibilities to the Executive that are not inconsistent with the Executive’s position as President and CEO of the Company.  The Executive will exercise his judgment in accordance with the highest ethical standards.

5.                                      Base Salary.  During the Employment Term, the Company agrees that the Executive shall receive a base salary (the “Base Salary”), which shall be earned and payable according to the Company’s regular payroll policies and practices.  The Base Salary shall be $375,000 annually, with annual increases at the discretion of the Board or the Compensation Committee.

6.                                      Annual Bonus.  During the Employment Term, the Executive shall be eligible to receive an Annual Bonus each year, as determined in accordance with the applicable Bonus Metric approved by the Board (or the Compensation Committee) for the Executive for such year.  The Executive will be eligible to receive an Annual Bonus of one hundred percent (100%) of Base Salary based on a target tied 50% to Company budgeted performance, and the balance of 50% being discretionary with the Board.  The Annual Bonus shall not exceed 200% of Base Salary.  For 2013, the Bonus Metric will be provided by the Board (or the Compensation Committee) to the Executive by March 31, 2013.  For 2014, and all subsequent years in which this Agreement is in effect, the Bonus Metric will be mutually agreed by the Executive and the Board (or the Compensation Committee) prior to January 31st of each calendar bonus year.  Any payments made under the Bonus Metric shall be paid as a lump sum, less applicable withholdings, no later than 2.5 months after the end of the fiscal year in which the Annual Bonus was earned, subject to the Company closing the applicable year’s financial results.  The Board (or the Compensation Committee) has the right to change, replace, or eliminate the Bonus Metric in its sole discretion at any time and for any reason.  Except as otherwise provided by Section 18 of this Agreement, in order to be eligible to receive payment of any portion of an Annual Bonus, the Executive must be actively employed by the Company on the date of payment.  The Executive acknowledges that the determination of the amount of Executive’s Annual Bonus shall be made by the Board (or the Compensation Committee), consistent with the Bonus Metric as described in this Section 6.

7.                                      Incentive Compensation.  During the Employment Term, the Executive shall be eligible for participation in the Company’s long term incentive plans, stock option plans, and other Company equity incentive plans now or hereafter adopted for executives of the Company.

8.                                      Benefit Plans and Fringe Benefits.  The Executive shall be eligible to participate in the following benefits as are generally available to executives of the Company:

(a)                                 the Executive shall be eligible to participate in any 401(k) savings plan generally made available by the Company to other similarly situated executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in such plans as such plan or plans may be adopted, amended, modified, and/or terminated by the Company from time to time in its sole discretion (it being expressly understood that nothing herein entitles the Executive to participate in any defined benefit plan or receive any benefit in lieu thereof); and

(b)                                 the Executive shall be eligible to participate in any health and welfare plans made available to other similarly situated executives, including, but not limited to, any medical and dental benefit plan, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan.

9.                                      Vacation.  The Executive shall be eligible to receive twenty-five (25) days of vacation per calendar year.  Any unused vacation shall carry over to the following calendar year, up to a maximum of fifty (50) days.   The Executive shall also be eligible for other paid time-off (e.g., holidays, personal days, absences due to illness, etc.) as provided for in Company policy.

10.                               Signing Bonus.  The Company shall pay the Executive $200,000 (the “Signing Bonus”), to be paid in four (4) equal installments of $50,000 on a quarterly basis.  The installment payments shall be made in the following manner: the first installment shall be paid to the Executive upon execution of this Agreement; the second installment payment shall be paid to the Executive on June 30, 2013; the third installment payment shall be paid to the Executive on September 30, 2013; and the final installment payment shall be paid to the Executive on December 31, 2013; provided, however, that no payments shall be paid after March 15, 2014.  The Signing Bonus shall not be subject to clawback; however, if the Executive voluntarily resigns or is terminated by the Company For Cause within the first year of this Agreement, then the Company shall not make any Signing Bonus payments after the termination date.

11.                               Restricted Stock Grant and Stock Option Grant.

(a)         Within thirty (30) days of the date of execution of this Agreement, the Company shall grant the Executive a total of 150,000 restricted shares of common stock of the Company, to be granted in the following manner as required by the Company’s plan: 50,000 shares to be vested on the one year anniversary of date of grant; 50,000 shares to be vested on the second anniversary of the date of grant; and 50,000 shares to be vested on the third anniversary of the date of grant.  The granting of such shares in the manner outlined above shall be subject to the Executive’s continued employment on those dates.

(b)         Within thirty (30) days of the date of execution of this Agreement, the Company shall also grant the Executive an option, under the Company’s equity incentive plan, to purchase 75,000 shares of outstanding common stock of the Company, exercisable at fair market value on the date of grant, which is the closing price of the Company’s stock on the date of grant.  This option shall be fully vested as of the date of grant.

12.                               Expense Reimbursement.  The Company shall promptly reimburse the Executive for the ordinary and necessary business expenses incurred by the Executive in the performance of his duties under this Agreement in accordance with the Company’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Company’s expense reimbursement policy.  Reimbursement shall be made as soon as administratively practicable following the Executive’s submission of the necessary documentation and receipts required under the Company’s expense reimbursement policy.

13.                               Indemnification.  The Executive will be covered by the Company’s standard Director’s and Officer’s Indemnification Agreement, providing for indemnification consistent with the New York Business Corporation Law and the Company’s by-laws.

14.                               Withholding of Taxes.  The Company shall deduct or withhold from any compensation and benefits and any other payments made to Executive pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable federal, state, or local law now in effect or which may become effective during the term of this Agreement (including, but not limited to, Social Security contributions and income tax withholdings).  In addition, the Company shall deduct from the Base Salary any of the Executive’s contributions to benefit plans and/or policies as provided by the plans and policies described in Section 8, above.

15.                               Executive Covenants.

(a)         Non-Disclosure of Confidential Information.

(i)                                     The Executive acknowledges that during the course of his employment with the Company, the Executive will acquire and have access to Confidential Information (as defined below) belonging to the Company and its affiliates, subsidiaries, divisions, and joint ventures (collectively referred to as the “Company” throughout and for purposes of this Section 15), and that this Confidential Information is vital, sensitive, confidential, and proprietary to the Company.  During the Employment Term and after the termination thereof, the Executive agrees that he shall keep secret and retain the confidential nature of all Confidential Information and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request.  The Executive agrees that he shall not at any time, whether during the Employment Term or after the termination thereof, and either directly or indirectly, use, copy, disclose, disseminate, or otherwise make available to any other person, organization, or entity any Confidential Information.  Notwithstanding the foregoing, the Executive may use, copy, or disclose Confidential Information to the extent required in the performance of his duties under this Agreement and to the extent that he is required to do so pursuant to applicable law.

(ii)                                  For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company and that is not generally available to the public or generally known in the industry, and that the Company desires to keep confidential, whether owned by the Company or a third party to whom the Company owes an obligation of confidentiality, whether written or oral, and regardless of the form or manner in which it is furnished, including, but not limited to, trade secrets, proprietary developments, manufacturing processes and techniques, inventions, financial and business information, information as to customers and customer lists, sales and marketing information, vendors, distributors, or suppliers responsible for entering into contracts with the Company, the Company’s financial arrangements with its distributors and suppliers, leads and referrals to prospective customers, mailing lists, accounts receivables and accounts payables, pricing strategies, strategies and plans for future business, new business, new products or other developments, potential acquisitions or divestitures, information as to suppliers and their credit and order terms, pricing information, personnel information of the employees of the Company, and all documents and other tangible work product of the Executive developed or to be developed as a part or in furtherance of, or during the working hours of, Executive’s engagement with the Company, including all financial data, customers and prospective customers developed or to be developed or identified or to be identified by the Executive.  Confidential Information shall not include information which is or becomes generally available to the public or generally known in the industry other than as a result of a disclosure by the Executive in violation of this Agreement.

(iii)                               All Confidential Information disclosed or made available by the Company to the Executive (excluding Executive’s records relating to his compensation and benefits under this Agreement) shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, computer disks, and other tangible items supplied to the Executive that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of employment as provided below at Section 18.

(b)         Non-Competition.  The Executive acknowledges that his services are special and unique, and the compensation provided under this Agreement is partly in consideration of and conditioned upon the Executive not competing with the Company, and that a covenant by the Executive not to compete is essential to protect the business and goodwill of the Company.  Accordingly, except as provided below, the Executive agrees that for a period of twelve (12) months after the termination of his employment (the “Restricted Period”), whether such termination was voluntary or involuntary, the Executive shall not be engaged or interested as a director, officer, stockholder (except as provided below), employee, partner, individual proprietor, lender, or in any other capacity, in any business which is competitive with the business of the Company as conducted at the time of the Executive’s termination of employment and which involves the Executive’s knowledge, actions, or assistance within the states of Pennsylvania, New Jersey, New York, Delaware, Maryland, Connecticut, Rhode Island, or Massachusetts (the “Restricted Territory”); however, this restriction will not apply to new kinds of business in which the Executive may engage in the future, after such termination, unless the Executive has been actively engaged in the development or otherwise involved in such business while employed by the Company.  In addition, the Executive agrees that during the Restricted Period, he shall not recruit or solicit any other person who is or was an employee of the Company while the Executive was also an employee, to any business which is competitive with the business of the Executive as conducted at the time of the Executive’s termination of employment and which involves the Executive’s knowledge, actions, or assistance within the Restricted Territory.  Nothing herein shall prohibit the Executive from investing in any securities of any corporation which is in competition with the Company, whose securities are listed on a national exchange or traded in the over-the-counter market if Executive shall own less than 5% of the outstanding securities of such operation.

(c)          Non-Solicitation.  The Executive acknowledges and agrees that during the course of and solely as a result of his employment with the Company, he will come into contact with some, most, or all of the Company’s customers and will have access to Confidential Information regarding the Company’s customers, distributors, and suppliers.  Consequently, the Executive covenants and agrees that for a period of twelve (12) months after the termination of his employment, whether such termination is voluntary or involuntary, the Executive will not directly or indirectly solicit or initiate contact with any customer, former customer, or prospective customer of the Company for the purpose of selling products or services to the customer that are competitive with the products or services purchased by the customer from the Company.  This restriction shall apply to any customer, former customer, or prospective customer of the Company with whom the Executive had contact or about whom the Executive obtained Confidential Information during his employment with the Company.  For the purposes of this Agreement, “contact” means interaction between the Executive and the customer or then prospective customer that takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

(d)         Enforcement of Covenants.  The Executive acknowledges that the duration of the Restricted Period and the geographic scope of the Restricted Territory are fair and reasonable and are reasonably required for the protection of the Company’s business interests, including its goodwill.  The Executive also acknowledges and agrees that compliance with the covenants set forth in this Section 15 are necessary to protect the Confidential Information, of the Company, and that any breach of the covenants in this Section 15 will cause irreparable and continuing harm to the Company, for which monetary damages may not provide adequate relief.  As such, the Executive consents to the Company’s obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision.  The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages).  If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular provision set forth in this Section 15 too lengthy or too broad, the other provisions of this Agreement shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances, and the Restricted Territory herein shall be deemed to be the broadest geographical area permissible by law under the circumstances.  The court in each case shall reduce the time period to the permissible duration, and the Executive shall be bound by such reformed terms.

16.                               Disclosure and Assignment of Rights to Intellectual Property.

(a)         The Executive shall promptly and fully disclose all Intellectual Property to the Company.  For purposes of this Agreement, “Intellectual Property” shall include any and all improvements, inventions, ideas, technology, work of authorship, work products, materials, information, know-how, properties, or rights that are directly or indirectly conceived, developed, reduced to practice, delivered, or contributed to, in whole or in part, by the Executive, either alone or jointly with others, and whether or not made during normal business hours or with the Company’s or any affiliate’s facilities, materials, personnel, property, or resources either during the Term of Employment with the Company or as part of the Services provided by the Executive to the Company.  Notwithstanding the foregoing sentence, any of the matters described in the foregoing sentence that were made without material use of the Company’s or any affiliate’s facilities, materials, personnel (other than the Executive) or other property or resources (including, for purposes of clarification, Confidential Information), and do not directly or indirectly relate to the business of the Company shall not be considered “Intellectual Property” for purposes of this Agreement.

(b)         The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property.  The Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates while employed by the Company hereunder that relate, directly or indirectly, to the business of the Company, shall be considered “work made for hire.”

17.                               Return of Company Property and Information.  Executive agrees that when his employment with the Company ends, he will immediately return to the Company all property, data, information, and knowledge that are in his possession or under his control, including without limitation all documents, forms, correspondence, financial records and forecasts, operation manuals, notebooks, reports, proposals, computer programs, software, software documentation, employee handbooks, supervisor’s manuals, lists of clients and referral sources, client data, and all copies thereof, relating in any way to the business of the Company, and owned by the Company or by a client of the Company, made or obtained by Executive during his employment with the Company, whether or not such data, information, or knowledge constitute confidential or trade secret information.

Executive further agrees that if, at any time during the course of his employment with the Company, he uses any computer, server, or e-mail system owned by Executive or by a member of his immediate family to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials, or information, then, when his employment with the Company ends, he will immediately provide the Company with a computer-useable copy of all such information and then will permanently delete and expunge such confidential or proprietary information from those systems.  Executive further agrees, upon request by the Company, to provide a signed and notarized certification that he has complied with this provision or, in the alternative, to provide a signed and notarized certification that there was no Company confidential or proprietary data, material, or information on any computer, server, or e-mail system owned by Executive or his immediate family, and therefore that no copying or deletion was necessary.

18.                               Termination of Employment.  The Executive’s employment may be terminated by the Company or by the Executive at any time and for any reason without prior notice.

(a)                                 Termination for Any Reason.  Upon termination of the Executive’s employment for any reason under this Agreement, the Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive any accrued but unpaid Base Salary for services rendered through the date of termination, as well as any accrued but unpaid expenses that are appropriately documented and required to be reimbursed under this Agreement and any accrued and unused vacation days, up to a maximum of twenty-five (25) days, as of the date of termination.

(b)                                 Death.  This Agreement and the Executive’s employment shall terminate upon Executive’s death, and the Company shall have no further obligations under this Agreement or otherwise with respect to the Executive’s employment, from and after the date of death (except with respect to payment of the Executive’s Base Salary and other benefits accrued and unpaid through the date of death).

(c)                                  Resignation.  Except as otherwise provided below at Section 18(g), this Agreement and the Executive’s employment shall terminate upon the Executive’s resignation, and the Company shall have no further obligation under this Agreement or otherwise with respect to the Executive’s employment, from and after the date of resignation (except with respect to payment of the Executive’s Base Salary and other benefits accrued and unpaid through the date of resignation).

(d)                                 Total Disability.  The Company may terminate this Agreement and the Executive’s employment upon him becoming Totally Disabled.  For purposes of this Agreement, the term “Totally Disabled” shall mean physical or mental incapacity so as to render the Executive incapable of performing his usual and customary duties under this Agreement without reasonable accommodation for a period of more than one hundred eighty (180) days in a twelve (12) month period.  If there is a dispute between the Company and the Executive as to whether Total Disability has occurred for purposes of this Section 18(d), then the Executive agrees to undergo a medical examination by an independent medical doctor (selected by the Company’s applicable health or disability insurer or, if such insurer does not do so, by the Company) to make the Total Disability determination.

(e)                                  Termination For Cause.  The Company may terminate this Agreement and the Executive’s employment For Cause at any time without prior notice.

(i)                                     For purposes of this Agreement, the term “Cause” shall mean any of the following:

(A)       a conviction of a crime or a nolo contendere plea involving the alleged commission by Executive of a felony or of a criminal act involving, in the good faith judgment and sole discretion of the Board, fraud, dishonesty, or moral turpitude;

(B)       a deliberate and continued refusal to perform the duties under this Agreement, or any other duties reasonably requested by the Board, after fifteen (15) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, injury, or illness);

(C)       the Executive’s material breach of any provision of this Agreement that could reasonably be expected to have an adverse impact on the Company, which breach is not cured or corrected (if capable of being cured or corrected) within fifteen (15) days’ of Executive’s receipt of written notice by certified mail from the Company of such failure to perform, specifying that the failure constitutes cause;

(D)       fraud or embezzlement, as determined in the good faith judgment of the Board after appropriate investigation;

(E)        gross misconduct or gross negligence by the Executive in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; or

(F)         breach of the terms of confidentiality, non-solicitation, and non-competition provisions of Section 15 of this Agreement.

(ii)                                  If the Executive’s employment is terminated by the Company For Cause, then:

(A)       the Company shall have no further obligations under this Agreement or otherwise with respect to the Executive’s employment, from and after the termination date (except with respect to payment of the Executive’s Base Salary and other benefits accrued and unpaid through the date of termination); and

(B)       the Company shall continue to have any other rights available to it hereunder (including, without limitation, all rights under Sections 15 through 17 of the Agreement) at law or in equity.

(f)                                   Termination Without Cause.  The Company may also terminate this Agreement and the Executive’s employment with immediate effect and for any reason at any time Without Cause.  If the Executive’s employment is terminated under this Section 18(f), and if Executive executes and delivers and does not revoke a valid Release and Waiver as required by Section 19 of this Agreement and complies with the requirements at Section 17 of this Agreement for returning Company property and information, then, in addition to the payments provided in Section 18(a), the Executive shall be entitled to the following compensation and benefits:

(i)                                     Severance Pay.  The Company shall pay the Executive his Base Salary (in effect as of the date of his termination of employment) for the duration of the Severance Period.  For purposes of this Section 18(f), the “Severance Period” shall mean the greater of the following: (A) the remaining period of the unexpired portion of the Initial Term or any subsequent Renewal Period of the Agreement; or (B) twelve (12) months.  Payment of Severance Pay under this Section 18(f) shall be payable over twelve (12) months from the date of termination of employment, in accordance with the Company’s standard payroll practices.  However, no payment shall be made before the expiration of the revocation period for the Release and Waiver, with any amounts not paid in such period to be paid in the day following the expiration of the revocation period for the Release and Waiver, or on the 1st day of the later calendar year, if applicable.  If the period to execute and not revoke the Release and Waiver crosses from one calendar year to another calendar year, then no payment shall be made any sooner than the later calendar year.

(ii)                                  Annual Bonus.  The Company shall pay the Executive any Annual Bonus that was earned in the prior employment year under the Bonus Metric for the prior employment year but remains unpaid as of the date of termination of employment.  The Company shall also make a payment to the Executive that is equivalent to the Executive’s target Annual Bonus under the Bonus Metric for the year in which termination occurs, pro-rated to the date of termination as determined based upon actual performance and paid no later than March 15th of the year following the year in which it was earned.  Such payment shall be subject to the Company closing the applicable year’s financial results and is made at the discretion of the Board or the Compensation Committee, in a manner consistent with the Bonus Metric applicable to such year.

(iii)                               Benefits Continuation.  For the duration of the Severance Period, as defined above at Section 18(f)(i), the Company shall continue to provide the Executive and his family with the health and welfare benefits that the Executive and his family were receiving as of the date of the Executive’s termination of employment.  These benefits shall include, but are not limited to, benefits under any medical and dental benefits plans, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan, which Executive and his family were receiving as of the date of the Executive’s termination of employment.  The Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to the Executive for those benefits as of the date of his termination of employment.  To the extent that the provision of the benefits provided at this Section 18(f) at the Company’s expense during the six (6) month period following the Executive’s termination of employment would violate the requirements of Section 409A, then Executive shall be required to pay to the Company the Company’s portion of the cost of such benefits during such six (6) month period, and the Company shall reimburse the Executive for the amounts so paid by Executive on the six (6) month anniversary of his termination, or as soon as administratively practicable thereafter, but no later than ninety (90) days thereafter.

(iv)                              Equity Vesting Acceleration.  The vesting of and the lapsing of restrictions on any unvested or restricted equity compensation (e.g., stock options, restricted stock, etc.) shall be accelerated.

(g)                                  Resignation for Good Reason.  In the event that the Executive’s employment is terminated by the Executive upon his resignation for Good Reason (as defined at Section 18(g)(v) below), and if the Executive executes and delivers and does not revoke a valid Release and Waiver as required by Section 19 of this Agreement and complies with the requirements at Section 17 of this Agreement for returning Company property and information, then, in addition to the payments provided at Section 18(a), the Executive shall be entitled to the following compensation and benefits:

(i)                                     Severance Pay.  The Company shall pay the Executive his Base Salary (in effect as of the date of his termination of employment) for the duration of the Severance Period.  For purposes of this Section 18(g), the “Severance Period” shall mean the greater of the following: (A) the remaining period of the unexpired portion of the Initial Term or any subsequent Renewal Period of the Agreement; or (B) twelve (12) months.  Payment of Severance Pay under this Section 18(g) shall be payable over twelve (12) months from the date of termination of employment, in accordance with the Company’s standard payroll practices.  However, no payment shall be made before the expiration of the revocation period for the Release and Waiver, with any amounts not paid in such period to be paid in the day following the expiration of the revocation period for the Release and Waiver, or on the 1st day of the later calendar year, if applicable.  If the period to execute and not revoke the Release and Waiver crosses from one calendar year to another calendar year, then no payment shall be made any sooner than the later calendar year.

(ii)                                  Annual Bonus.  The Company shall pay the Executive any Annual Bonus that was earned in the prior employment year under the Bonus Metric for the prior employment year but remains unpaid as of the date of termination of employment.  The Company shall also make a payment to the Executive that is equivalent to the Executive’s target Annual Bonus under the Bonus Metric for the year in which termination occurs, pro-rated to the date of termination as determined based upon actual performance and paid no later than March 15th of the year following the year in which it was earned.  Such payment shall be subject to the Company closing the applicable year’s financial results and is made at the discretion of the Board or the Compensation Committee, in a manner consistent with the Bonus Metric applicable to such year.

(iii)                               Benefits Continuation.  For the duration of the Severance Period, as defined above at Section 18(g)(i), the Company shall continue to provide the Executive and his family with the health and welfare benefits that the Executive and his family were receiving as of the date of the Executive’s termination of employment.  These benefits shall include, but are not limited to, benefits under any medical and dental benefits plans, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan, which Executive and his family were receiving as of the date of the Executive’s termination of employment.  The Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to the Executive for those benefits as of the date of his termination of employment.  To the extent that the provision of the benefits provided at this Section 18(g) at the Company’s expense during the six (6) month period following the Executive’s termination of employment would violate the requirements of Section 409A, then Executive shall be required to pay to the Company the Company’s portion of the cost of such benefits during such six (6) month period, and the Company shall reimburse the Executive for the amounts so paid by Executive on the six (6) month anniversary of his termination, or as soon as administratively practicable thereafter, but no later than ninety (90) days thereafter.

(iv)                              Equity Vesting Acceleration.  The vesting of and the lapsing of restrictions on any unvested or restricted equity compensation (e.g., stock options, restricted stock, etc.) shall be accelerated.

(v)                                 For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(A)       the assignment of duties to the Executive that are materially inconsistent with the Executive’s current authorities, duties, responsibilities, and status;

(B)       any reduction in the Executive’s Base Salary;

(C)       any reduction in the Executive’s title, position, or reporting lines;

(D)       the relocation of the Executive to an office or location that is more than seventy-five (75) miles from the office or location of the Executive’s work; or

(E)        requiring the Executive to travel on Company business to a substantially greater extent than required as of the date of a Change in Control, as defined at Section 18(h)(v).

(h)                                 Termination by the Company Without Cause in Connection with a Change in Control.  In the event that the Executive’s employment is terminated by the Company

Without Cause within the twenty-four (24) month period following a Change in Control (as defined at Section 18(h)(v) below), and if Executive executes and delivers and does not revoke a valid Release and Waiver as required by Section 19 of this Agreement and complies with the requirements at Section 17 of this Agreement for returning Company property and information, then, in addition to the payments provided in Section 18(a), but subject to Section 18(h)(vii) below, the Executive shall be entitled to the following compensation and benefits:

(i)                                     Severance Pay.  The Company shall pay the Executive his Base Salary (in effect as of the date of his termination of employment) for the duration of the Severance Period.  For purposes of this Section 18(h), the “Severance Period” shall mean the greater of the following: (A) the remaining period of the unexpired portion of the Initial Term or any subsequent Renewal Period of the Agreement; or (B) eighteen (18) months.  Payment of Severance Pay under this Section 18(h) shall be payable over twelve (12) months from the date of termination of employment, in accordance with the Company’s standard payroll practices.  However, no payment shall be made before the expiration of the revocation period for the Release and Waiver, with any amounts not paid in such period to be paid in the day following the expiration of the revocation period for the Release and Waiver, or on the 1st day of the later calendar year, if applicable.  If the period to execute and not revoke the Release and Waiver crosses from one calendar year to another calendar year, then no payment shall be made any sooner than the later calendar year.

(ii)                                  Annual Bonus.  The Company shall pay the Executive any Annual Bonus that was earned in the prior employment year under the Bonus Metric for the prior employment year but remains unpaid as of the date of termination of employment.  The Company shall also make a payment to the Executive that is equivalent to the Executive’s target Annual Bonus under the Bonus Metric for the year in which termination occurs, pro-rated to the date of termination as determined based upon actual performance and paid no later than March 15th of the year following the year in which it was earned.  Such payment shall be subject to the Company closing the applicable year’s financial results and is made at the discretion of the Board or the Compensation Committee, in a manner consistent with the Bonus Metric applicable to such year.

(iii)                               Equity Vesting Acceleration.  The vesting of and the lapsing of restrictions on any unvested or restricted equity compensation (e.g., stock options, restricted stock, etc.) shall be accelerated.

(iv)                              Benefits Continuation.  For the duration of the Severance Period, as defined above at Section 18(h)(i), the Company shall continue to provide the Executive and his family with the health and welfare benefits that the Executive and his family were receiving as of the date of the Executive’s termination of employment.  These benefits shall include, but are not limited to, benefits under any medical and dental benefits plans, life insurance plan, short-term and long-term disability plans, or other executive benefit or fringe benefit plan, which Executive and his family were receiving as of the date of the Executive’s termination of employment.  The Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to the Executive for those benefits as of the date of his termination of employment.  To the extent that the provision of the benefits provided at this Section 18(h) at the Company’s expense during the six (6) month period following the Executive’s termination of employment would violate the requirements of Section 409A, then Executive shall be required to pay to the Company the Company’s portion of the cost of such benefits during such six (6) month period, and the Company shall reimburse the Executive for the amounts so paid by Executive on the six (6) month anniversary of his termination, or as soon as administratively practicable thereafter, but no later than ninety (90) days thereafter.

(v)                                 For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

(A)       Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company  Voting Securities”); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (I) any acquisition directly from the Company, (II) any acquisition by the Company or any corporation, partnership, trust or other entity controlled by the Company (a “Subsidiary”), (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (IV) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, (V) any acquisition by an individual, entity or group that is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date, or (VI) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (I ), (2) and (3) of Section 18(h)(C), below, are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) became the beneficial owner of 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company which, by reducing the number of Outstanding Company Common Shares or Outstanding Company Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Company Common Shares or Outstanding Company Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Company Common Shares or Outstanding Company Voting Securities which increases the percentage of the Outstanding Company Common Shares or Outstanding Company Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

(B)       Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(C)       The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar corporate transaction involving the Company or any of its direct or indirect Subsidiaries (each a “Business Combination”) in each case, unless, following such Business Combination, (1) the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, a Subsidiary or such corporation resulting from such Business Combination or any parent or a subsidiary thereof, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(D)       The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Company Common Shares and Outstanding Company Voting Shares, as the case may be, (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company; or

(E)        Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(vi)                              In the event that any amount or benefit to be paid or provided to the Executive pursuant to this Section 18(h), taken together with any amounts or benefits otherwise paid or provided to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), would be an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code and the related Treasury Regulations and other guidance issued thereunder, and would thereby subject the Executive to the tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Company shall either (a) make the Covered Payment to the Executive without adjustment and subject to the Excise Tax, or (b) reduce the Covered Payments to the maximum amount that may be paid without the Executive becoming subject to the Excise Tax (such reduced amount, the “Payment Cap”), whichever provides the greater net after-tax benefit to the Executive.  In the event that the reduction of the Covered Payments will provide the Executive with the greater net after-tax benefit, the Executive shall have the right to designate which of the payments and benefits otherwise provided for in Section 18(h) that he will receive in connection with the application of the Payment Cap; provided, however, that such designation may not be exercised in a manner that would cause a violation of Section 409A.

(i)                                     No Mitigation or Set-Off Against Severance Benefits.  The Executive shall not be required to mitigate damages or the amount of any payment or benefits provided for under this Section 18 by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Section 18 be reduced by any compensation earned by Executive as a result of employment by another employer after the date of termination of Executive’s employment with the Company, except as otherwise provided by the confidentiality, non-solicitation, and non-competition provisions of Section 15 of this Agreement.  In addition, the Company’s obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which the Company may have against the Executive.

19.                               Release and Waiver.  In exchange for the additional consideration under Section 18 of this Agreement, to which the Executive would not otherwise be entitled, the Executive shall generally and completely release the Company, its subsidiaries and affiliates, and its directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, insurers, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the Executive’s termination.  The Release of All Claims is attached to this Agreement at Exhibit A.  However, the Executive acknowledges that in the event that the applicable law changes during the course of the Employment Term, the Release of All Claims is subject to changes and alterations by the Company to assure that the Release of All Claims will be enforceable.

20.                               Partial Invalidity and Severability.  Whenever possible, this Agreement and each provision, paragraph, subparagraph, appendix and any other portion hereof shall be interpreted in such manner as to be legally effective, valid and enforceable, but if this Agreement or any provision, paragraph, subparagraph, appendix or any other portion hereof is adjudged by a court of competent jurisdiction to be void or unenforceable, in whole or in part, for any reason whatsoever, any such provision, paragraph, subparagraph, appendix or any other portion of this Agreement adjudged to be unenforceable shall be severed, but only to the extent necessary to make enforceable the otherwise unenforceable Agreement, provision, paragraph, subparagraph, appendix or any other portion of this Agreement.  Notwithstanding the foregoing, however, where this Agreement or any provision, paragraph, subparagraph, appendix or any other portion hereof is adjudged by a court of competent jurisdiction to be void or unenforceable, in whole or in part, for any reason whatsoever, any such Agreement, provision, paragraph, subparagraph, appendix or any other portion of the agreement adjudged to be void or unenforceable shall be reformed by the court or by written agreement of the parties to make enforceable the otherwise unenforceable Agreement, provision, paragraph, subparagraph, appendix or any other portion of this Agreement where and to the extent that reformation in lieu of partial or total invalidation and severance would more fully effect the parties’ intent, insofar as enforceable, as expressed herein.  No total or partial severance or reformation effected pursuant to this Section shall affect the validity of the remainder of the Agreement, including the validity of any other provision, paragraph, subparagraph, appendix or any other portion of the Agreement, and the Agreement, as severed or reformed, shall be fully enforceable as if it constituted the original agreement of the parties as stated herein.

21.                               No Claim Against Assets.  Nothing in this Agreement shall be construed as giving the Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of the Executive.  The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement.  The Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

22.                               Notices.  Any notice provided for in this Agreement, or any consent, request, or other communication made or given in connection with this Agreement, must be in writing and must be (i) personally delivered, (ii) mailed by registered or certified first class mail, prepaid with return receipt requested, or (iii) sent by a nationally recognized overnight courier service, to the recipients at the addresses below indicated:

to the Company:

Warwick Valley Telephone Company

47 Main Street

Warwick, New York 10990

to the Executive:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given (a) on the date such notice is personally delivered, (b) three (3) days after the date of mailing if sent by certified or registered mail, or (c) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier.

23.                               Governing Law.  This Agreement shall be governed and construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

24.                               Consent to Jurisdiction.

(a)                                 The Executive hereby irrevocably submits to the exclusive jurisdiction of the United States federal or New York State court sitting in Orange County, New York, in any action or proceeding arising out of or relating to this Agreement.  The Executive hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection he may now or hereafter have as to personal jurisdiction, the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

(b)                                 The Executive irrevocably and unconditionally consents to the service of process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to him, by certified mail, return receipt requested at the address set forth in Section 22, above.

25.                               Entire Agreement.  There are no oral agreements in connection with this Agreement.  This Agreement constitutes the entire agreement of the parties hereto relating to the terms of the Executive’s employment (except for the Company’s Code of Ethics and the Director’s and Officer’s Indemnification Agreement) and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be terminated, modified, or amended orally or by any course of conduct.  This Agreement may be modified or amended only by a writing expressly referring to this Agreement and executed by both the Executive and the Board.

26.                               Failure, Delay or Waiver.  No course of action or failure to act by the Company or the Executive shall constitute a waiver by the Company or the Executive, as applicable, of any right or remedy under this Agreement, and no waiver by the Company or the Executive of any right or remedy under this Agreement shall be effective unless made in writing.

27.                               Non-Assignability.  This Agreement is personal to the Executive and may not be assigned by him.

28.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and, if permitted, assigns.

29.                               Section 409A.

(a)         The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted and administered in a manner consistent with that intent.

(b)         The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.  The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(c)          References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A.

(d)         To the extent any reimbursement provided under this Agreement is includible in the Executive’s income, such reimbursements shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

(e)          Notwithstanding anything in this Agreement to the contrary, if at any time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A, then, to the extent necessary to comply with Section 409A, any payments to be made to the Executive during the six (6) month period following his separation from service shall instead be paid in a lump sum on the date that is six (6) months following the Executive’s separation from service from the Company.  Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

30.                               Waiver of Jury Trial.  The Executive and the Company hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise), in any way arising out of, related to, or connected with this Agreement.

31.                               Paragraph Headings.  The headings and subheadings herein are for convenience of reference only and are not of substantive effect.

32.       Executive Acknowledgement.  The Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his own attorney, has had sufficient time to and has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as conclusive evidence of their acceptance of the terms and conditions of this Agreement as of the day and year first above written.

Warwick Valley Telephone Company

By :	/s/ Robert J. DeValentino	/s/ David J. Cuthbert
David J. Cuthbert

3-13-13		3/13/13
Date		Date

Exhibit A

RELEASE OF ALL CLAIMS

This Release of All Claims (the “Release”) is made by and between Warwick Valley Telephone Company (the “Company”) and David J. Cuthbert (the “Executive”).   The parties hereby state that:

WHEREAS, the Executive has been employed with the Company; and

WHEREAS, the parties have mutually agreed upon the terms and conditions of the separation of the Executive and the Company, as set forth in the Employment Agreement between the parties (the entirety of which is incorporated by reference herein).

NOW, THEREFORE, in exchange for the payment provided to the Executive by the Company under Section 18 of the Employment Agreement, the Executive hereby waives and releases the Company from any and all claims that the Executive may have as follows:

1.                                      The Executive agrees that he is releasing and waiving his right to bring any legal claim of any nature against the Company, and that he is releasing and waiving any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the Executive’s termination of employment.  This Release is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that the Executive may have against the Company, except as expressly provided otherwise in Paragraph 6 below.

2.                                      Specifically, the Executive agrees to fully and forever give up all of his legal rights and claims against the Company, including future legal rights and claims, whether or not presently known to him, that are based on events occurring before he signs this Release.  The Executive agrees that the legal rights and claims he is hereby waiving include, but are not limited to, all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any similar federal, state, or local statute, regulation, order, or common law.  The Executive specifically agrees that he is releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status, and other legally protected categories.

3.                                      Further, the Executive specifically acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the ADEA, and the consideration given for this Release, as provided in Section 18 of the Employment Agreement between the parties, is in addition to anything of value to which the Executive is already entitled. The Executive also acknowledge that he has been advised of the following with respect to the waiver of his ADEA claims: (a) this Release does not apply to any rights or claims that may arise after the date that the Executive signs this Release; (b) the Executive has been advised that he should consult with an attorney prior to signing this Release (although he may voluntarily not do so); (c) the Executive has twenty-one (21) days from the date that he receives this Release in connection with his termination from employment under the Employment Agreement between the parties to consider the Release (although he may voluntarily sign it earlier); (d) the Executive has seven (7) days following the date he signs this Release to revoke his acceptance of the Release by providing written notice of his revocation to the Company as provided below at Paragraph 11; and (e) the Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that the Release is signed by the Executive, as provided below at Paragraph 11.

4.                                      The Executive also agrees that the legal rights and claims he is giving up include his rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act  of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, Pennsylvania labor and corporate law, and any similar federal, state, or local statute, regulation, or order.  The Executive agree that the legal rights and claims that he is giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission, or misrepresentation.  The Executive also agrees that he is giving up and forever releasing any right that he may have to attorneys’ fees for any of the rights and claims described in this Release.

5.                                      The Executive agrees that this Release applies not only to the Company, but also to the its predecessors, successors and their past, current and future parents, subsidiaries, affiliates, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, executives, partners, employees, insurers, and assigns.

6.                                      The claims that the Executive is giving up and releasing do not include (i) his vested rights, if any, under any qualified retirement plan or other benefit plans in which he may participate, (ii) his COBRA, unemployment insurance, and workers’ compensation rights, if any, and (iii) his rights to indemnification under the Company’s certificate of incorporation and/or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company.  Nothing in this Release shall be construed to constitute a waiver of:  (i) any claims that he may have against the Company that arise from events that occur after the date that he signs this Release; (ii) his right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this Release; (iii) his right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that he cannot waive as a matter of law.  The Executive agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint, or lawsuit filed by the Executive or on his behalf.  In addition, this Release does not affect the Executive’s rights as expressly created by the Employment Agreement between the parties, and does not limit his ability to enforce the Employment Agreement.

7.                                      The Executive represents and warrants that, as of the date that he signs this Release, he has not filed any charge, complaint, or action against the Company in any forum.  He further acknowledges that this Release may be used as a complete defense in the future if he brings a lawsuit based on any claim that he has released.

8.                                      The Executive acknowledges that he enters into this Release voluntarily and of his own free will, and that he has enough information to decide whether to sign it.  He further understands that if, for any reason, he believes that this Release is not entirely voluntary, or if he believes that he does not have enough information, then he should not sign this Release.

9.                                      The Executive represents and warrants that he has been advised to consult with an attorney of his choice before signing this Release, and that he has been given sufficient time to do so.

10.                               The Executive acknowledges that he has twenty-one (21) calendar days from the date that he receives this Release in connection with his termination from employment under the Employment Agreement between the parties to accept the terms of this Release by signing and dating it in the space designated below, and returning it to the Company at the following address:                                                                                                 .  The Executive understands that if he signs this Release prior to the expiration of the 21-day calendar period for review, he acknowledges and agrees that he is doing so willingly.

11.                               The Executive acknowledges that even after he accepts and executes this Release, he will have seven (7) calendar days to revoke his acceptance.  To revoke this Release, the Executive understands that he must send written notice to the Company at the following address:                                                                                   .  The Executive also understands that if he does not revoke his acceptance, then the 8th day after the date that he signs this Release will be the “Effective Date” of the Release and he may not thereafter revoke it.

12.                               The Executive acknowledges that if any provision or part of this Release is deemed to be invalid or unenforceable for any reason, then such provision or part shall be treated as if it were deleted from the Release and the remainder of the Release shall remain in full force and effect.

13.                               This Release shall be governed and construed in accordance with the laws of the State of New York.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT I HAVE HAD 21 DAYS TO CONSIDER THE RELEASE AND THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE CAREFULLY WITH AN ATTORNEY OF MY CHOICE.  I HAVE READ THIS RELEASE, I UNDERSTAND ITS TERMS, AND I VOLUNTARILY AGREE TO THEM.

Dated: , 20
David J. Cuthbert

State of )
County of ) ss:

On this              day of                                 , 20    , before me personally came                                                 , to me known and known to me to be the individual described herein and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

Notary Public

Dated: , 20	Warwick Valley Telephone Company

By: